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 FORM 3                                                     OMB APPROVAL
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                                                     OMB NUMBER        3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                     ESTIMATED AVERAGE BURDEN
                                                     HOURS PER RESPONSE .....0.5


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940

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 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
                                              (Month/Day/Year)                                                  (Month/Day/Year)
  LIGAND PHARMACEUTICALS INCORPORATED
               ("LIGAND")                           5-11-98                     SERAGEN, INC. (SRGN)
----------------------------------------   ----------------------------  ----------------------------------  -----------------------
     (Last)     (First)     (Middle)       3. IRS or Social Security     5. Relationship of Reporting        7. Individual or Joint/
                                              Number of Reporting             Person to Issuer                  Group Filing (Check
                                              Person (Voluntary)            (Check all applicable)              Applicable Line)
        10275 SCIENCE CENTER DR.                                           [ ] Director    [X]   10% Owner      [X] Form filed by
----------------------------------------                                   [ ] Officer     [ ]   Other              One Reporting
                (Street)                                                       (give             (specify           Person
SAN DIEGO         CA           92121                                           title below)      below)         [ ] Form filed by
----------------------------------------                                                                            More than One
  (City)        (State)        (Zip)                                       ----------------------------             Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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    NO SECURITIES OWNED(1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                     (Print or Type Responses)                                       SEC 2270 (7-96)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security
                                 -------------------------------------------------                  Direct
                                 Date      Expira-                       Amount or                  (D) or
                                 Exercis-  tion             Title        Number                     Indirect (I)
                                 able      Date                          of Shares                  (Instr. 5)
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

Explanation of Responses:

(1) Ligand has acquired voting power with respect to certain matters of shares of common stock and preferred stock of Seragen, Inc. representing, on an as-converted basis, 118,654,461 shares of common stock of Seragen, Inc. through irrevocable proxies granted to Ligand by certain directors, officers and stockholders of Seragen, Inc. Ligand does not have any pecuniary interest in the shares.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


Ligand Pharmaceuticals Incorporated


By:
/s/ WILLIAM L. RESPESS                                           May 21, 1998
-----------------------------------                              ------------
William L. Respess, Vice President,                                  Date
General Counsel, Government Affairs


                           (Print or Type Responses)                      Page 2
                                                                 SEC 2270 (7-96)